Kunekt Provides Corporate Update

HONG KONG, February 01, 2011 - Kunekt Corporation (OTCQB: KNKT), creator of the Kunekt global brand of affordably priced, quality mobile devices, primarily smartphones and tablets, today announced the following corporate update.

Advisory Board

Mark Bruk, president of Kunekt reported that the company is forming an advisory board who’s function will be to assist the company in executing its business plan to design, build and market affordably priced, quality mobile devices in developing and developed countries, starting with China and India. The Advisory Board members will focus initially on establishing the company’s operations in China and developing distribution of its mobile devices.

"We have identified a group of advisors who have the on-the-ground experience in China needed to realize our plan with utmost speed," said Bruk. Over the next two weeks, we intend to announce all of the Board's initial members and I believe that we have identified a group of individuals who have the relationships and know-how that will enable Kunekt to successfully bring our products to market in China. In addition, some of the Board members have the global connections necessary to advance our marketing efforts for our products in other developing and developed countries."

Shenzhen Sales office

We have located and now expect to execute the lease for our new Shenzhen sales office on or about February 11, 2011, after the Chinese New Year holiday season has come to a close. The office is approximately 2,600 square feet and is located in the Shenzhen High-Tech Industrial Park ("SHIP"), where electronic communication products account for 98% of SHIP's total output. "We plan to have a team of experienced mobile device salespeople in the office by late February, expanding that team to about 10 persons through April of this year," said Bruk.

About Kunekt

Kunekt Corp. (OTCQB: KNKT) is a U.S. publicly traded company focused on designing, building and marketing mobile phones as well as smartphones and tablets powered by Google's Android mobile operating system. The company’s mission is to build a globally recognized brand in the mobile device market and deliver smart phones and tablets at prices that are a fraction of the industry leaders.

For more information about Kunekt and to sign up for email updates, visit www.kunekt.com and follow the company on Twitter and Facebook.

Investor Relations
Andrew J. Barwicki
Barwicki Investor Relations Inc.
Telephone: +1-877-4-KUNEKT (+1-877-458-6358)
Email: ir@kunekt.com

Public Relations/Media
Richard Stern
Stern & Co.
Telephone: +1-212-888-0044
Email: pr@kunekt.com

Digital Strategies
ProActive Capital Resources Group LLC
Telephone: +1-212-828-7373
Email: ds@kunekt.com

Forward-Looking Statements

This news release contains "forward-looking statements". Statements in this news release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, such as the following: (1) the forming of an advisory board; (2) that the advisory board will assist Kunekt's management in executing its business plan; (3) that the advisory board members will focus initially on establishing Kunekt's operations in China and developing distribution of its mobile devices; (4) that Kunekt's management has identified a group of advisors who have the on-the-ground experience in China needed to realize the company's plan with utmost speed; (5) that Kunekt has identified a group of individuals who have the relationships and know-how that will enable Kunekt to successfully bring its products to market in China; (6) that some of the advisory board members have the global connections necessary to advance Kunekt's marketing efforts for its products in other developing and developed countries; (7) that Kunekt's management has located and expects to execute a lease for a Shenzhen sales office on or about February 11, 2011; (8) that Kunekt plans to have a team of experienced mobile device salespeople in the office by late February; (9) that Kunekt will expand that team to about 10 persons through April of this year; and (10) that Kunekt intends to launch a quality brand of mobile devices. It is important to note that actual outcomes and Kunekt's actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (1) an inability of Kunekt to effectively break into the Chinese market; (2) a failure to close the definitive agreements; (3) an inability to evolve the businesses of the different companies into a singular group; (4) the ability of Kunekt to design, manufacture and market mobile phones, smartphones and/or tablets at all and at a price less than the industry leaders; (5) Kunekt's ability to remain competitive as other parties develop and release competitive products; (6) Kunekt 's ability to engage reliable companies to manufacture mobile phones, smartphones and tablets; (7) the ability of Kunekt to establish a recognized and/or global brand for its mobile phones, smartphones and tablets; (8) the success by Kunekt of the sales of its current and new products; (9) the impact of technology changes on Kunekt's products and on the industry; (10) general economic conditions as they affect Kunekt and its current and prospective customers, including a continued downturn in general economic conditions internationally; (11) the ability of Kunekt to control costs operating, general administrative and other expenses; the ability of Kunekt to locate and hire experienced mobile device salespeople; and (13) insufficient investor interest in Kunekt's securities which may impact on its ability to raise additional financing as required.

Readers should also refer to the risk disclosures outlined in Kunekt's quarterly reports on Form 10-Q, annual reports on Form 10-K and Kunekt's other disclosure documents filed from time-to-time with the SEC at www.sec.gov and available on Kunekt's investor relations website at www.kunekt.com.

All information provided in this release is as of February 1, 2011, and Kunekt Corporation undertakes no duty to update this information.